UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 2054
FORM 12b-25



           Commission File Number 811-
2671

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CUSIP  Number  	[       ]

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                          NOTIFICATION OF
LATE FILING

(Check One):
[   ] Form 10-K
[  ] Form 20-F
[   ] Form 11-K
[  ] Form 10-Q
[X] Form N-SAR
[  ] Form N-CSR

         For Period Ended:  November 30,
2006
                          ---------------
--------------------------

         [  ]     Transition Report on
Form 10-K
         [  ]     Transition Report on
Form 20-F
         [  ]     Transition Report on
Form 11-K
         [  ]     Transition Report on
Form 10-Q
         [  ]     Transition Report on
Form N-SAR
         [  ]     Transition Report on
Form N-CSR

         For the Transition Period Ended:
____________________________



         Read Attached Instruction Sheet
Before Preparing Form. Please
Print or Type.

         Nothing in this form shall be
construed to imply that the
Commission has verified any information
contained herein.



         If the notification relates to a
portion of the filing checked
above, identify the Item(s) to which the notification relates:______________________





                                    PART
I
                            REGISTRANT
INFORMATION


DWS Managed Municipal Trust
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Full Name of Registrant

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Former Name if Applicable

2 International Place
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Address of Principal Executive Office
(Street and Number)

Boston, MA 02110
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City, State and Zip Code


                                    PART
II
                            RULE 12b-
25(b) AND (c)


         If the subject report could not
be filed without unreasonable
effort or expense and the registrant
seeks relief pursuant to Rule 12b-
25(b), the following should be completed.
(Check box if appropriate) X

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         (a) The reasons described in
reasonable detail in Part III of
this form could not be eliminated without unreasonable effort or expense;


         (b) The subject annual report,
semi-annual report, transition
report on Form 10-K, Form 20-F, 11-K,
Form N-SAR or Form N-CSR, or
portion thereof will be filed on or
before the 15th calendar day
following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and


         (c) The accountant's statement
or other exhibit required by
Rule 12b-25(c) has been attached if
applicable.




                                   PART
III

NARRATIVE


         State below in reasonable detail
the reasons why Forms 10-K,
20-F, 11-K, 10-Q, N-SAR, N-CSR or the
transition report or portion
thereof could not be filed within the
prescribed time period. (Attach
extra sheets if needed.)

         Due to a possible change in the
accounting treatment of the
presentation in the Registrant's
financial statements of investments in
certain tender option bonds or inverse
floating rate bonds, the
Registrant is not able to finalize the
presentation of these
investments in its financial statements
for a timely filing of its Form
N-SAR to be made. The Registrant's Form
N-SAR will be completed and
filed with the Securities and Exchange
Commission as soon as
practicable.



                                    PART
IV
                               OTHER
INFORMATION


         (1) Name and telephone number of
person to contact in regard
to this notification.

Paul Schubert
(617) 295-2663
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(Name)
(Area code) (Telephone number)

         (2) Have all other periodic
reports required under Section 13
or 15(d) of the Securities Exchange Act
of 1934 or Section 30 of the
Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).


                   X  Yes
___ No
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         (3) Is it anticipated that any
significant change in results
of operations from the corresponding
period for the last fiscal year
will be reflected by the earnings
statements to be included in the
subject report or portion thereof?


                  ___ Yes
X No

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         If so, attach an explanation of
the anticipated change, both
narratively and quantitatively, and, if
appropriate, state the reasons
why a reasonable estimate of the results cannot be made.


_________________________________________
______________________________

DWS Managed Municipal Trust has caused
this notification to be signed
on its behalf by the undersigned hereunto duly authorized.




Date:  January 26, 2007	/s/ Paul Schubert

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Paul Schubert
Chief Financial Officer and Treasurer




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